Exhibit 21.1

KLA-Tencor Subsidiaries

Name	State or Other Jurisdiction of Incorporation

DOMESTIC SUBSIDIARIES
International Sales & Business, Inc.	California
KLA-Tencor Building Corporation	California
KLA-Tencor DISC Corporation	California
KLA-Tencor International Corporation	California
KLA-Tencor Klinnik Corporation	California
KLA-Tencor Technologies Corporation	California
KLA-Tencor China Corporation	California
KLA-Tencor Asia-Pac Distribution Corporation	Delaware
VLSI Standards, Inc.	California
Blue 29 Corporation	California
Candela Instruments	California

INTERNATIONAL SUBSIDIARIES
KLA-Tencor Corporation (Cayman) Limited, I	Cayman Islands
KLA-Tencor Corporation (Cayman) Limited, II	Cayman Islands
KLA-Tencor Corporation (Cayman) Limited, III	Cayman Islands
KLA-Tencor (Cayman) Limited IV	Cayman Islands
KLA-Tencor Corporation (Israel) Ltd.	Israel
KLA-Tencor Holding Limited	Israel
KLA-Tencor Corporation 1992 Ltd.	Israel
KLA-Tencor Integrated Metrology (Israel) (2002) Ltd.	Israel
KLA-Tencor Italy S.R.L.	Italy
KLA-Tencor Japan, Ltd.	Japan
VLSI Standards, K.K.	Japan
KLA-Tencor GmbH	Germany
KLA-Tencor France SARL	France
KLA-Tencor Korea, Inc.	Korea
KLA-Tencor Limited	United Kingdom
KLA-Tencor (Services) Limited	United Kingdom
KLA-Tencor (Malaysia) Sdn Bhd	Malaysia
KLA-Tencor (Singapore) PTE, Ltd.	Singapore
KLA-Tencor International Trading (Shanghai) Co., Ltd.	China
KLA-Tencor Microelectronics Equipment (Tianjin) Co., Ltd.	China
KLA-Tencor Semiconductor Equipment Technology (Shanghai) Co., Ltd.	China
KLA Instruments S.A.	Switzerland
Yield Analysis Software Technologies, Inc.	Taiwan
Lee Ta Technologies (BVI), Inc.	British Virgin Islands
KLA-Tencor (Thailand) Ltd.	Thailand
KLA-Tencor Software India Private Limited	India